EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ICONIX BRAND GROUP, INC. REPORTS RECORD REVENUE AND EARNINGS FOR THE
SECOND QUARTER 2009

•	Q2 revenue of $56.4 million, a 9% increase over $51.7 million last year
•	Q2 EBITDA of $41.8 million and 74% EBITDA margin
•	Q2 Free cash flow of $35.1 million, a 34% increase over $26.3 million last year
•	Q2 non-GAAP net income of $21.3 million, a 29% increase over $16.5 million last year
•	Q2 non-GAAP diluted EPS of $0.33, $0.06 above $0.27 last year.
•	Raising 2009 revenue guidance to $223-230 million

NEW YORK, New York—August 4, 2009 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the second quarter ended June 30, 2009.

Q2 2009 results:

Revenue for the second quarter of 2009 was approximately $56.4 million, a 9% increase as compared to approximately $51.7 million in the second quarter of 2008. EBITDA for the second quarter was approximately $41.8 million, a 19% increase as compared to approximately $35.2 million in the prior year quarter. Free cash flow for the quarter was $35.1 million a 34% increase as compared to approximately $26.3 million in the prior year quarter. On a non-GAAP basis, which excludes non-cash interest related to the adoption of the new accounting treatment for convertible debt, net income increased 29% to approximately $21.3 million, as compared to $16.5 million in the prior year quarter and diluted earnings per share for the second quarter of 2009 was $0.33 versus $0.27 in the prior year quarter. On a GAAP basis, net income increased 32% to approximately $19.3 million, as compared to $14.6 million in the prior year quarter and diluted earnings per share for the second quarter of 2009 was $0.30 versus $0.24 in the prior year quarter.

Six months ended June 30, 2009:

Revenue for the six months ended June 30, 2009 was $106.9 million as compared to approximately $107.4 million in the prior year six month period. EBITDA for the six month period increased 6% to approximately $78.2 million as compared to approximately $73.9 million in the comparable prior year period, and free cash flow increased 10% to approximately $64.9 million as compared to approximately $59.0 million in the comparable prior year period. Non-GAAP net income as defined above for the 2009 six month period increased 12% to approximately $38.9 million as compared to approximately $34.7 million in the comparable prior year period and non-GAAP diluted earnings per share increased to $0.62 versus $0.57 in the comparable prior year period. On a GAAP basis, net income increased 12% to approximately $34.9 million, as compared to $31.2 million in the comparable prior year period and diluted earnings per share for the six month period was $0.56 versus $0.51 in the comparable prior year period. EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “I am pleased to announce that we achieved record revenue and earnings this quarter. We continued to grow market share for many of our brands with a substantial increase driven by the successful roll-out of our OP, Starter and DanskinNow brands at Walmart. Our strong performance in this challenging economic environment continues to demonstrate the power of our business model. Further, with a strong balance sheet and over $200 million of cash on hand, we believe that we are well positioned to execute against our acquisition strategy.”

2009 Guidance:

The Company is raising its full year 2009 revenue guidance to $223-$230 million from prior guidance of $218-$225 million, and maintaining both its full year 2009 non-GAAP diluted EPS guidance of $1.30 to $1.35 and 2009 GAAP diluted EPS guidance of $1.16 to $1.21 due to the impact of the common stock offering completed in the second quarter in which the Company raised approximately $153 million. The Company estimates that free cash flow for 2009 will be approximately $130 million. This guidance relates to the existing portfolio of brands only and assumes no acquisitions.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP.  Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

Iconix Brand Group Inc. (Nasdaq: ICON) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R) RAMPAGE (R) MUDD (R), LONDON FOG (R), MOSSIMO (R) OCEAN PACIFIC (R), DANSKIN (R) ROCA WEAR(R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R) and WAVERLY (R). In addition, Iconix owns an interest in the ARTFUL DODGER (R) and ED HARDY (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings, including the prospectus supplement relating to the offering. The words "believe", "anticipate," "expect", "confident", "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
 # #

Contact Information:
    Jaime Sheinheit
    Investor Relations
    Iconix Brand Group
    212.730.0030

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008*	2009	2008*

Licensing and other revenue	$56,408	$51,700	$106,909	$107,367

Selling, general and administrative expenses	17,368	18,320	33,638	37,031
Expenses related to specific litigation	83	195	137	386

Operating income	38,957	33,185	73,134	69,950

Other expenses – net	8,769	10,441	18,567	21,821

Income before income taxes	30,188	22,744	54,567	48,129

Provision for income taxes	10,897	8,111	19,627	16,975

Net income	$19,291	$14,633	$34,940	$31,154

Earnings per share:
Basic	$0.31	$0.25	$0.58	$0.54

Diluted	$0.30	$0.24	$0.56	$0.51

Weighted average number of common shares outstanding:
Basic	62,467	57,719	60,044	57,572

Diluted	65,060	61,279	62,765	61,315

Selected Balance Sheet Items: (in thousands)	6/30/2009	12/31/2008*
	(Unaudited)
Total Assets	$1,592,251	$1,420,259
Total Liabilities	$727,934	$776,170
Stockholders' Equity	$864,317	$644,089

*Results for the three months and six months ended June 30, 2008 and the December 31, 2008 Balance Sheet have been adjusted for the retrospective adoption of Financial Accounting Standards Board Staff Position No. APB 14-1 (FSP APB 14-1), which became effective for the fiscal years beginning after December 15, 2008.

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP relating to the adoption of FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlements)”, which became effective retroactively for the fiscal years beginning after December 15, 2008.

(in thousands, except per share data)

	Three months ended		Six months ended
Net income reconciliation	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Non-GAAP Net Income (1)	$21,280	$16,456	$38,868	$34,700

GAAP Net income	$19,291	$14,633	$34,940	$31,154

Add: Non cash interest related to FSP APB 14-1	3,099	2,826	6,116	5,652
Deduct: Income taxes related to non cash interest	(1,110)	(1,003)	(2,188)	(2,106)
Net	1,989	1,823	3,928	3,546

Non-GAAP Net Income	$21,280	$16,456	$38,868	$34,700

	Three months ended		Six months ended
Diluted EPS reconciliation	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Non-GAAP Diluted EPS (1)	$0.33	$0.27	$0.62	$0.57

GAAP Diluted EPS	$0.30	$0.24	$0.56	$0.51

Add: Non-cash interest related to FSP APB 14-1, net of tax	$0.03	$0.03	$0.06	$0.06

Non-GAAP Diluted EPS	$0.33	$0.27	$0.62	$0.57

Forecasted Diluted EPS	Year Ending Dec. 31, 2009		Year Ended Dec. 31, 2008
	High-end	Low-end	Actual

Non-GAAP Diluted EPS (1)	$1.35	$1.30	$1.15

GAAP Diluted EPS	$1.21	$1.16	$1.02

Add: Non-cash interest related to FSP APB 14-1, net of tax	$0.14	$0.14	$0.13

Non-GAAP Diluted EPS	$1.35	$1.30	$1.15

(1)
Non-GAAP Net Income and EPS, are non-GAAP financial measures, which represent net income excluding any non-cash interest, net of tax, relating to the adoption of FSP APB 14-1.  The Company believes these are useful financial measures in evaluating its financial condition because it is representative of only actual cash interest paid on outstanding debt.

The following additional tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items:
(in thousands)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

EBITDA (2)	$41,839	$35,188	$78,176	$73,941

Reconciliation of EBITDA:
GAAP Net Income	19,291	14,633	34,940	31,154
Add: Provision for income taxes	10,897	8,111	19,627	16,975
Net Income before taxes	30,188	22,744	54,567	48,129

Add: Net interest expense	9,539	10,441	19,374	21,821

Add: Depreciation and amortization of certain intangibles	2,112	2,003	4,235	3,991

EBITDA	$41,839	$35,188	$78,176	$73,941

(2)
EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Free Cash Flow (3)	$35,071	$26,267	$64,937	$58,968

Reconciliation of Free Cash Flow:

GAAP Net Income	19,291	14,633	34,940	31,154
Add: Non-cash income taxes, non-cash interest related to FSP APB 14-1, depreciation, amortization of trademarks and finance fees, non-cash compensation expense, bad debt expense and net equity earnings from joint ventures	15,789	15,321	30,017	31,939

Less: Capital expenditures	(9)	(3,687)	(20)	(4,125)

Free Cash Flow	$35,071	$26,267	$64,937	$58,968

(in thousands)	Year Ending Dec 31, 2009
	High-end	Low-end
Forecasted Free Cash Flow (3)	$130,000	$127,700

Reconciliation of Free Cash Flow:

GAAP Net Income	82,000	79,200
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of trademarks and finance fees, non-cash compensation expense, bad debt expense and net equity earnings from joint ventures	51,000	51,000

Less: Capital expenditures	(3,000)	(2,500)

Forecasted Free Cash Flow	$130,000	$127,700

(3) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from joint ventures, non-cash income taxes, non-cash interest related to FSP APB 14-1, and less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.